AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”) is made effective as of March 7, 2024 (the “Effective Date”), by and between SSR Mining Inc., a British Columbia corporation (the “Company”), and F. Edward Farid (the “Executive”).
RECITALS
A.    The Executive previously entered into an Employment Agreement, dated as of October 1, 2020, with the Company (the “Employment Agreement”) pursuant to which the Executive was employed as Executive Vice President, Chief Corporate Development Officer for the Company’s parent, SSR Mining Inc.
B.    The Company and the Executive wish to modify the Employment Agreement as set forth in this Amendment to reflect a change in Executive’s position.
C.    The Executive agrees to continue to be employed by the Company on the terms of the Employment Agreement, as modified by this Amendment.
In consideration of the mutual covenants and agreements contained in this Amendment (the receipt and adequacy of which are acknowledged), the parties agree as follows.
ARTICLE 1
PROVISIONS
Section 1.1    Amendments to Employment Agreement
a. As of the Effective Date, Section 2.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“Subject to the terms and conditions hereinafter contained, the Executive will be employed with the Company as the Parent’s Executive Vice President, Chief Strategy Officer.”
b. As of the Effective Date, the second paragraph of Section 3.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“Subject to approval by the Board, the Executive will also be eligible to participate in the Company’s long-term incentive plan(s) (“LTIP”), as may be approved the Board from time to time. The annual long-term incentive target value will be 175% of Base Salary.”
Section 1.2    Clarifications
a. For purposes of the Employment Agreement, as amended, Employee’s annual Base Salary is $580,000 as of the Effective Date.
b. For the avoidance of doubt, any plan in which Executive participates pursuant to Section 3.3 of the Employment Agreement shall be subject to the same terms and restrictions applicable to other executives located in the Company’s Denver office.
ARTICLE 2
GENERAL
Section 2.1    Survival
Except as expressly modified by this Amendment, the terms of the Employment Agreement, as amended, shall remain and continue in full force and effect.

Section 2.2    Preamble/Recital
The Executive and the Company acknowledge and agree that the provisions contained in the preamble/recital section of this Amendment shall form part of this Amendment and may be relied upon by either party.
Section 2.3    Counterparts
This Amendment may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.
Section 2.4    Defined Terms.
All capitalized terms used but not otherwise defined in this Amendment shall have the same meaning given to such terms in the Agreement, except as expressly modified by this Amendment; provided, however, that all internal references to the original “Agreement” shall now be deemed to refer to the “Agreement, as amended.”
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IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the Effective Date.

SSR Mining Inc.
By:     /s/ Rod Antal
Name:    Rod Antal
Title:    Executive Chairman

Executive
    /s/ F. Edward Farid
Name: F. Edward Farid

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